Exhibit 23.2

Consent of Ryder Scott Company, L.P.

We hereby consent to the references to our firm in this Annual Report on Form 10-K for Jagged Peak Energy Inc., and to the use of information from, and the inclusion of, our report, dated January 16, 2019, with respect to the estimates of reserves and future net revenues of Jagged Peak Energy Inc. as of December 31, 2018 and data extracted therefrom. We further consent to the incorporation by reference thereof into Jagged Peak Energy Inc.’s Registration Statements on Form S-8 (Registration No. 333-215830), Form S-3 (Registration No. 333-223122) and Form S-4 (Registration No. 333-228776).

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado
February 28, 2019